Exhibit 2.2

SUMMIT SEMICONDUCTOR, LLC

PLAN OF CONVERSION

This Plan of Conversion (this “Plan of Conversion”) of Summit Semiconductor, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of December 31, 2017 in accordance with the terms of the Company’s amended and restated Limited Liability Company Operating Agreement, dated April 9, 2016, and as amended on May 17, 2017 (the “Operating Agreement”), the Delaware Limited Liability Company Act and the Delaware General Corporation Law. Capitalized terms used but not otherwise defined in this Plan of Conversion have the meanings ascribed to such terms in the Operating Agreement.

RECITALS

A. The Company was formed under the name Summit Semiconductor, LLC on July 23, 2010 by the filing of a certificate of formation with the Secretary of State of the State of Delaware. Under the terms of the Operating Agreement, the Company is managed by its board of directors (the “Board”).

B. A conversion of a Delaware limited liability company into a Delaware corporation may be made under Title 8, Section 265 of the Delaware General Corporation Law and Title 6, Section 18-216 of the Delaware Limited Liability Company Act.

C. Section 5.1.2 of the Operating Agreement provides in part that the Board has the power and authority to, among other matters, effect a merger of the Company, or sale, license, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Company or any intellectual property of the Company, or to take such other action not expressly allowed to be taken by any individual Managing Officer in Section 5.1.1 of the Operating Agreement.

D. The Board and a majority in interest of the members of the Company has approved by a majority vote the conversion of the Company into a Delaware corporation (the “Conversion”).

NOW, THEREFORE, the Company does hereby adopt this Plan of Conversion to effectuate the Conversion as follows:

1.  Terms and Conditions of Conversion.

(a) The name of the converting entity is Summit Semiconductor, LLC, and the name of the converted entity is Summit Semiconductor, Inc. (the “Corporation”).

(b) The Conversion shall become effective at the time of the filing of the Certificate of Conversion (the “Effective Time”) with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit A.

(c) At the Effective Time, the Company shall continue its existence in the organizational form of a Delaware corporation. All of the rights, privileges and powers of the Company and all property and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Corporation and shall be the property of the Corporation. All rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the Corporation and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation in its capacity as a Delaware corporation.

(d) At the Effective Time, all outstanding common interests of the Company shall be automatically converted into shares of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), as provided in Section 3 below, with such shares of Common Stock having the respective rights, preferences and privileges set forth in the Certificate of Incorporation (as defined below) and all outstanding preferred interests of the Company shall be automatically converted into shares of Series A preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), as provided in Section 3 below, with such shares of Series A Preferred Stock having the respective rights, preferences and privileges set forth in the Certificate of Incorporation.

(e) At the Effective Time, the Operating Agreement shall be terminated and of no further force or effect, and no party shall have any further rights, duties or obligations pursuant to the Operating Agreement. Notwithstanding the foregoing, the termination of the Operating Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the Operating Agreement.

2. Certificate of Incorporation: Directors. At the Effective Time, an initial Certificate of Incorporation of the Corporation shall be filed with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit B (the “Initial Certificate of Incorporation”). Pursuant to an Action of the Sole Incorporator, which shall be executed immediately following the filing of the Initial Certificate of Incorporation, the initial directors of the Corporation shall be elected. Thereafter immediately following the filing of the Initial Certificate of Incorporation, the initial directors shall ratify and approve the bylaws of the Corporation substantially in the form attached hereto as Exhibit C.

3. Manner and Basis of Converting Units in the Company.

(a) At the Effective Time, the Common Units and the Incentive Units outstanding immediately prior to the Effective Time shall be converted automatically, without any action on the part of the holder thereof, into validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock. The initial allocation of shares of Common Stock issued in the Conversion of the Common Units and Incentive Units shall be calculated on the basis of the equivalent percentage interest of the Corporation (which is based on 10,000,000 shares of Common Stock outstanding and 1,000,000 shares of Preferred Stock outstanding after the Conversion).

(b) Any shares of Common Stock issued in exchange for Common Units or Incentive Units that, immediately prior to the Effective Time, were unvested or were subject to a repurchase option, risk of forfeiture or other condition pursuant to the terms of the Operating Agreement, an employment agreement or any other applicable agreement of the Company shall be subject to the vesting requirements, repurchase options, risks of forfeiture or other conditions that may be set forth in a new or amended employment agreement or other applicable agreement between the Corporation and the holder receiving such shares of Common Stock, and the certificate representing such shares of Common Stock, if any, may accordingly be marked with appropriate legends in the discretion of the Corporation.

(c) No fractional shares of Common Stock will be issued in connection with the Conversion.

(d) The shares of Common Stock into which the Common Units and Incentive Units shall be converted at the Effective Time have not been registered under the Securities Act or the securities laws of any state and may not be transferred, pledged or hypothecated except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom; any certificates evidencing the Common Stock, if any, or any other securities issued in respect of the Common Stock upon any split, dividend, recapitalization, merger, consolidation or similar event, shall bear any legend required by the Corporation, required under applicable U.S. federal and state securities laws or called for by any agreement between the Corporation and any stockholder.

4. U.S. Federal Income Tax Consequences. The Conversion has been structured to be treated, for U.S. federal income tax purposes, as if the Company transferred its assets to the Corporation for shares of the Corporation’s Common Stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, followed by a distribution of the shares of the Corporation’s Common Stock to the Members in liquidation of the Company, as described in Rev. Rul. 2004-59.

5. Amendment or Termination. This Plan of Conversion may be amended or terminated by the Company and the Conversion may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of this Plan of Conversion by the Members.

6. Counterparts. This Plan of Conversion may be executed in two or more counterparts, and each such counterpart and copy shall be and constitute an original instrument.

7. Governing Law. This Plan of Conversion shall be governed by and construed under the laws of the State of Delaware.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned, having received the required approval from the Board and the Members, hereby adopts this Plan of Conversion as of the date set forth above.

Summit Semiconductor, LLC

By:	/s/Brett Moyer
Brett Moyer
Chief Executive Officer

Exhibit A

Certificate of Conversion

Exhibit B

Certificate of Incorporation

Exhibit C

Company Bylaws